Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos.  333-127018, 333-98379, 333-62871 and 333-62799) of Berry Petroleum Company of our report dated February 25, 2009, except with respect to our opinion on the financial statements insofar as it relates to the discontinued operations discussed in Note 1 and the change in accounting for earnings per share discussed in Note 23, as to which the date is August 11, 2009, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 8-K.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado

August 11, 2009